Exhibit 5.1

114, Avenue Des Champs-Elysées
75008 Paris
33 01 53 89 70 00

ABU DHABI
BEIJING
BRUSSELS
DUSSELDORFF
FRANKFURT
HONG KONG
LONDON
MANNHEIN
MENLO PARK
MUNICH
NEW YORK
PARIS
ROME
SAN FRANCISCO
SINGAPORE
TOKYO
TORONTO
WASHINGTON DC

Business Objects S.A.
European Headquarters
157-159 rue Anatole France
92300 Levallois-Penet
France

June 22, 2005

Ladies and Gentlemen:

     Reference is made to the registration statement on Form S-3 (the “Registration Statement”) filed by Business Objects S.A., a société anonyme organized under the laws of the Republic of France (the “Company”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), in connection with the registration of a maximum number of 2,500,000 of the Company’s ordinary shares nominal value 0.10 euro per ordinary share to be issued in favor of Business Objects Employee Benefits Trust or the “Trust” (the “Shares”). In connection with this opinion, we, as your French special counsel, have examined copies of the following documents:

i.	a copy of the ordinary and extraordinary general meeting of the shareholders of the Company held on June 10, 2004;

ii.	an Extrait K-bis of the Company, dated June 21, 2005, issued by the Registre du commerce et des sociétés of Nanterre on June 22, 2005; and

iii.	a copy of the by-laws (statuts) of the Company dated as of June 14, 2005 (the “Status”).

together with such other corporate documents and such questions of law, as we have considered necessary or appropriate for the purpose of this opinion.

     In connection with this opinion, we have examined originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons and such other documents, agreements and instruments, as we have deemed necessary as a basis for the opinion set forth below.

     In the context of such examination, we have assumed:

(a)	the genuineness of all signatures;

(b)	the authenticity of all documents submitted to us as originals;

(c)	the conformity with the originals of all documents submitted to us as copies;

(d)	that the meetings of the shareholders and of the board of directors of the Company have been duly convened and held, that all formalities required to be fulfilled prior to the convening of such meetings have been fulfilled, that the resolutions adopted at such meetings were duly adopted and that the minutes of such meetings accurately reflect the business carried out, and decisions made, at such meetings;

(e)	that the Shares will be issued during the period starting from the date of the extraordinary general shareholders’ meeting of June 10, 2004 and ending two years thereafter; and

(f)	that the Trust is validly existing under the laws of the State of California and has corporate power and authority to own and operate its assets and to conduct its business as described in the Business Objects Employee Benefits Sub-Plan Trust and to enter into and perform its obligations under the Business Objects Employee Benefits Sub-Plan Trust.

     “Generally Applicable Law” means the laws of the Republic of France (including the rules or regulations promulgated thereunder or pursuant thereto), that a French avocat exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company or the Shares. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company solely because of the specific assets or business of the Company or any of its affiliates.

     We are admitted to practice as avocats in the Republic of France. Our opinion set forth below is limited to Generally Applicable Law as presently in force and currently applied in the Republic of France as of the date hereof, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     Upon the basis of such examination, subject to any matter not disclosed to us by the parties concerned and subject to the board of directors taking such actions as shall be required to cause Shares to be issued under the twenty-fourth resolution of the ordinary and extraordinary general shareholders’ meeting of June 10, 2004, we advise you that, in our opinion, any Shares to be issued pursuant to the shareholders resolution referred to above, to the extent they are:

•	issued in compliance with the shareholders resolution referred to above, the board of directors’ decisions, the provisions of the relevant plan, the Status and then the applicable law, and

•	are fully paid up in accordance with the shareholders resolution referred to above, the board of directors’ decisions and the provisions of the relevant Plan,

will be validly issued and fully paid up.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the related Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons the consent of whom is required under Section 7 of the Act.

Very truly yours,

/s/ Shearman & Sterling LLP

HL/sdlc
SLT

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